Exhibit 19.01

Insider Trading Policy March 2023

Overview
Our Insider Trading Policy (this Policy) helps clarify your responsibilities to avoid even the appearance of improper insider trading. This Policy applies to all of our officers, employees, directors, consultants and contractors worldwide.

Internally we share information, including Insider Information (which is defined below). You may also overhear a conversation or come across documents that contain Insider Information. Using Insider Information to buy or sell stock, or passing such information along to others to trade, could constitute insider trading. Insider trading not only violates this policy and our Code of Conduct, but it also violates the law. Let’s make sure each of us is always doing the right thing.

Policy
If you are aware of Insider Information related to Gen, you may not:
•buy or sell Gen securities, or engage in any offers to buy or sell;
•disclose Insider Information to any other person to be used by that person to his or her benefit by trading in Gen securities which is often referred to as ‘tipping’;
•recommend the purchase or sale of any Gen securities; or
•assist anyone engaged in the above activities, including actions taken through Family Members or Controlled Entities (which are defined below).

Insider Information is information about Gen that is both material and nonpublic. Information is material if a reasonable investor would consider it important in deciding whether to buy, hold or sell Gen securities. If you expect information will affect our stock price – either positively or negatively – you should consider such information material. The U.S. Securities and Exchange Commission (SEC) assesses materiality based on the totality of the circumstances, with the benefit of 20/20 hindsight.

Information is nonpublic if it has not been broadly disclosed to the investing public (e.g., by press release or SEC filing) or they have not had enough time to fully absorb it. We consider information to be fully absorbed by the investing public by the start of the second trading day after public release. For example, if Gen made a public announcement on a Monday, you should not trade in Gen securities until Wednesday.

Here are some illustrative examples of Insider Information:
•unannounced global financial results of Gen;
•changes to Gen’s previously announced earnings targets;
•a change in Gen’s management; or
01

Copyright © 2023 Gen Digital Inc. All rights reserved.

Exhibit 19.01
•news of a pending or proposed merger, acquisition, divestiture or joint venture involving Gen.

In addition, sometimes you will become aware of material nonpublic information of another company (e.g., a Gen customer or supplier) as a part of your job at Gen. If so, you may not trade in the securities of such other company. Trading under those circumstances is considered “misappropriating” the material nonpublic information and you may be liable for insider trading. When in doubt, contact Gen’s General Counsel or Head of Corporate Securities.

Other Prohibited Transactions
To avoid the appearance of improper conduct, you may not, directly or indirectly, do any of the following, whether or not you possess Insider Information:
•Short sales. A transaction where you benefit from a decline in the price of the Gen securities, which may reduce your incentive to seek to improve Gen’s performance.
•Hedging transactions. Transactions (e.g., prepaid variable forwards, equity swaps, exchange funds, and collars) that are designed to protect against declines in the price of securities, permitting you to own Gen securities without the full risks and rewards of ownership. When that occurs, you may no longer have the same objectives as Gen’s other shareholders.
•Publicly traded options. Given the relatively short term of publicly traded options, buying or selling options may create the appearance that you are trading based on Insider Information and may focus your attention on short-term performance at the expense of Gen’s long-term objectives.
•Margin Accounts. You may not hold Gen securities in a margin account or otherwise pledge Gen securities as collateral for a loan, because a margin sale or foreclosure sale may occur at a time you are aware of Insider Information or otherwise are not permitted to trade in Gen securities.
•Standing orders open for more than 5 business days. Open orders with a broker to buy or sell Gen securities at a specified price leave you with no control over the timing of the transaction, and can result in a trade occurring when you have Insider Information or during a closed window.

Note that this Policy, including any special trading restrictions that may apply to you, will continue to apply to your transactions in Gen securities even after you are no longer working for Gen if you are aware of Insider Information.

Exceptions
This Policy does not apply to certain transactions in Gen shares, which are described below:
•Purchases of Gen shares under Gen’s Employee Stock Purchase Plan (ESPP), along with immediate sales of such shares through the ESPP Quick Sale program. However, sales of Gen shares acquired through the ESPP outside of the Quick Sale program are restricted under this Policy.
•Vesting of restricted stock units (RSUs), performance shares, and forfeiture of Gen shares to satisfy tax withholding upon vesting. However, open market sales of Gen shares issued upon the vesting of such RSUs, performance shares, or other similar equity instruments are restricted under this Policy.
•Exercises for cash of employee stock options acquired under Gen’s plans. However, sales of Gen shares as part of broker-assisted cashless exercises of employee stock options or sales of Gen shares acquired upon exercise of employee stock options are restricted under this Policy.
02

Copyright © 2023 Gen Digital Inc. All rights reserved.

Exhibit 19.01
•‘Bona fide’ gifts of securities (except for Pre-Clearance Persons, as described below). Whether a gift is truly ‘bona fide’ will depend on the circumstances of the gift.
•Transactions that involve merely a change in the form in which you own Gen securities, including transfers to an inter vivos trust where you are the sole beneficiary during your lifetime.
•Transactions in mutual funds that are invested in Gen securities, provided you do not exercise any control over such transactions.
•Transactions conducted pursuant to an approved Rule 10b5-1 Plan (as described below).

Procedures
In order to help you comply with insider trading laws, and avoid the appearance of any impropriety, we have put certain processes and procedures in place.

Trading Window
Gen’s directors, executive officers and designated employees with regular access to Insider Information, together with their Family Members and Controlled Entities (Restricted Persons), are prohibited from buying or selling Gen securities EXCEPT during the following quarterly trading window (the Trading Window):

Beginning on the 2nd business day after the public release of Gen’s earnings for the prior quarter or year, and ending on the 10th day of the third month of the current quarter.

In certain cases, Gen may notify specific individuals about special black-out periods that relate to events such as potential acquisitions. Those individuals may not buy or sell Gen securities during the special black-out period even if it coincides with an open Trading Window. We will not announce special black-out periods to the company as a whole, and if you are notified or become aware of one you should not share that fact with others.

As a reminder, if you have Insider Information you may not buy or sell Gen securities whether or not the Trading Window is open, and whether or not you are designated as a Restricted Person. Trading in Gen securities during an open Trading Window should not be considered a ‘safe harbor.’ Use good judgment at all times.

Preclearance of Transactions
Gen’s directors, executive officers and designated senior employees, together with their Family Members and Controlled Entities (Pre-Clearance Persons), must pre-clear any transaction in Gen securities with Gen’s General Counsel, Head of Corporate Securities or their delegate. Gifts of Gen securities by Pre-Clearance Persons – including ‘bona fide’ gifts – must also be pre-cleared.

To pre-clear a transaction, a Pre-Clearance Person must first submit a Pre-Clearance Application.

Gen reserves the right to withhold pre-clearance of any transaction for any reason. Pre-cleared transactions not completed within 5 business days shall require a new pre-clearance. Gen may, at its discretion, shorten such pre-clearance period or revoke such pre-clearance.

03

Copyright © 2023 Gen Digital Inc. All rights reserved.

Exhibit 19.01
10b5-1 Plans
SEC Rule 10b5-1 provides an affirmative defense from liability for, and the restrictions on trading in this Policy shall not apply to, trades made under, a qualified Rule 10b5-1 trading plan (Rule 10b5-1 Trading Plan). We encourage all Pre-Clearance Persons to conduct open market transactions in Gen securities only through the use of a pre-cleared Rule 10b5-1 Trading Plan.

Responsibility
It is our individual and collective responsibility to comply with this Policy and we require all employees to participate in Gen’s insider trading training program.
•If you know of a violation or suspected violation (including self-reporting) you must report it to our General Counsel, Head of Compliance or Head of Corporate Securities. You may use Gen’s EthicsLine, over the phone (US/Canada 1.866.833.3430, international numbers listed on EthicsLine), or via e-mail. Reports may be made anonymously through EthicsLine online. All reports of alleged violations of this Policy will be investigated.
•Gen will not tolerate retaliation against anyone, who in good faith, reports a concern or cooperates with a compliance investigation, even when allegations are found to be unsubstantiated.

The consequences for insider trading violations under federal, state and foreign securities laws can be severe and include imprisonment, criminal fines (no matter how small the profit), and civil fines of up to three times the profit gained, or loss avoided. The penalties for ‘tipping’ are the same that apply to insider trading, even though you did not trade and did not gain any benefit from another’s trading.

A violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career. In addition, your failure to comply with this Policy may also subject you to disciplinary action, including termination of your services or in the case of members of the Board of Directors, being asked to resign from the Board or not renominated, or recovery of damages, whether or not your failure to comply results in a violation of law.

Definitions
Controlled Entities
Any entities whose investment decisions you influence or control, including but not limited to corporations, partnerships, limited liability companies, or trusts.

Gen securities
Common stock, preferred stock, convertible debentures, warrants and other derivative securities (including stock options, put or call options and similar securities), publicly-traded debt, and any other securities of Gen.

Family Members
Family members who reside with you (including a spouse or domestic partner, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone
04

Copyright © 2023 Gen Digital Inc. All rights reserved.

Exhibit 19.01
else who lives in your household, and any family members who do not live in your household but whose transactions in Gen securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Gen securities.

05

Copyright © 2023 Gen Digital Inc. All rights reserved.

Exhibit 19.01

Related Policies and Information
•Gen Code of Conduct

06

Copyright © 2023 Gen Digital Inc. All rights reserved.